Exhibit (j)(2)

EXECUTION COPY

CUSTODY CONTROL AGREEMENT

CUSTODY CONTROL AGREEMENT (this “Agreement”) dated as of August 30, 2016, by and among CAPITAL SOUTHWEST CORPORATION, a corporation formed under the laws of the State of Texas (the “Company”), ING CAPITAL LLC, as collateral agent under the Guarantee and Security Agreement referred to below (in such capacity, the “Collateral Agent”), and U.S. BANK NATIONAL ASSOCIATION, as custodian (in such capacity, the “Custodian”).

Pursuant to that certain Custody Agreement dated as of August 30, 2016 (the “Custody Agreement”) by and between the Company and the Custodian, the Custodian has agreed to provide certain custodial services (the “Custodial Services”) for the Company, including to establish a “Principal Cash Account” and an “Interest Cash Account” (each, individually, a “Cash Account” and, collectively, the “Cash Accounts”) and a “Securities Account” (the “Securities Account” and, together with the Cash Accounts, the “Accounts”) and to hold cash, securities, portfolio investments and other financial assets in the name of the Company therein.

The Company, certain lenders and ING Capital LLC, as administrative agent, have entered into that certain Senior Secured Revolving Credit Agreement dated as of August 30, 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Senior Credit Agreement”) pursuant to which such lenders have agreed, subject to the terms and conditions therein specified, to extend credit to the Company. In addition, the Company and the Collateral Agent, among others, have entered into a Guarantee, Pledge and Security Agreement dated as of August 30, 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Guarantee and Security Agreement”) pursuant to which the Company, among other things, has agreed to pledge and grant a security interest in all right, title and interest of the Company in, to and under certain of its property, including the Accounts and any securities or other property therein, as collateral security for the Secured Obligations (as defined in the Guarantee and Security Agreement), including, without limitation, the obligations of the Company under the Senior Credit Agreement. The Guarantee and Security Agreement also contemplates that certain subsidiaries of the Company formed or acquired after the date hereof may become parties to the Guarantee and Security Agreement as “Subsidiary Guarantors” thereunder and that certain additional indebtedness designated by the Company after the date hereof (referred to in the Guarantee and Security Agreement as “Designated Indebtedness”), subject to the consent of the “Required Revolving Lenders” (as defined in the Guarantee and Security Agreement), may also become entitled to the benefit of the guarantees and liens of the Guarantee and Security Agreement.

The Company, the Collateral Agent and (at the request of the Company) the Custodian are entering into this Agreement to perfect the security interest of the Collateral Agent in the Accounts and any securities or other property therein. It is understood that the Custodian has no responsibility with respect to the creation, validity or perfection of the security interest otherwise than to act in accordance with the express terms of this Agreement. Accordingly, the parties hereto hereby agree as follows:

1.           Definitions. As used herein, (i) “UCC” means the Uniform Commercial Code as in effect in the State of New York and (ii) the terms “cash proceeds”, “entitlement order”, “financial asset”, “securities account”, “securities intermediary”, “security certificate” and “security entitlement” have the respective meanings attributed thereto in Article 8 of the UCC, the term “bank” has the meaning attributed thereto in Section 9-102(a)(8) of the UCC, the term “customer” has the meaning attributed thereto in Section 4-104 (1)(e) of the UCC, the term “deposit account” has meaning attributed thereto in Article 9 of the UCC and the term “general intangible” has the meaning attributed thereto in Section 9-102(a)(42) of the UCC. “Business day” shall be any day other than a Saturday, Sunday or other day on which the Custodian is or is authorized or required by law to be closed in the city of Houston, Texas.

2.	The Accounts.

(i)          The Custodian hereby confirms that the Accounts have been established and are maintained with the Custodian on its books and records and that Exhibit B attached hereto (as such Exhibit may be modified and supplemented from time to time pursuant to the delivery by the Borrower of a supplemental notice in writing to the Custodian which notice will contain the account number(s) and name(s) of the holder of such additional account(s) (the “Supplemental Notice”) is a complete and accurate statement of the Accounts, indicating in each case the office or branch where such Account is maintained.

(ii)       The Securities Account is (a) a securities account to which financial assets are or may be credited in accordance with this Agreement, (b) maintained by the Custodian, and (c) in respect of which the Custodian undertakes to treat the Company as the sole entitlement holder entitled to exercise the rights that comprise the financial assets credited thereto, and (d) with respect to which the Custodian is a securities intermediary. All assets, including cash, held in or credited to the Securities Account shall be treated as financial assets.

(iii)        Each Cash Account is (a) a deposit account, (b) maintained by the Custodian, (c) in respect of which the Custodian undertakes to treat the Company as the sole customer and (d) with respect to which the Custodian is a bank.

(iv)       The Company hereby represents and warrants to the Custodian that all collateral and deposits in the Accounts are subject to the security interest pursuant to the Guarantee and Security Agreement in favor of the Collateral Agent. The Custodian agrees that all cash received by it in respect of financial assets, and any other cash that may otherwise be received in respect of the Securities Account, will initially be credited to the Securities Account as a financial asset and promptly thereafter shall be distributed from the Securities Account and credited to a Cash Account, and each other item of property received by it shall be credited to the Securities Account and shall be treated as a financial asset, provided, however, nothing herein shall require the Custodian to credit to the Securities Account or to treat as a financial asset any asset in the nature of a general intangible (other than any general intangible in respect of immediately available funds that are transferred to the Securities Account or a Cash Account).

(v)           It is acknowledged and agreed that the Custodian is not under a duty to examine underlying credit agreements or loan documents to determine the validity or sufficiency of any loan assignment agreement (and shall have no responsibility for the genuineness or completeness thereof), or for the Company’s title to any related interests in bank loans or participations.

(vi)          References in this Agreement to the “Accounts” shall be deemed to include all financial assets and all cash or other funds in the Accounts.

3.             Control. The parties hereto agree that the Company is the entitlement holder with respect to the Securities Account and the customer with respect to the Cash Accounts. The parties hereto also agree that the Collateral Agent is entitled to exercise the rights that comprise the assets credited to the Accounts, including, without limitation, amounts received by the Custodian for credit to the Accounts and the Custodian agrees to comply with all withdrawal, payment, transfer, substitution or other fund disposition or other instructions or entitlement orders originated by the Collateral Agent to the Custodian concerning the Accounts (collectively, “instructions”) without further consent by the Company or any other person or entity. As between the Company and the Collateral Agent, the Collateral Agent agrees with the Company that it shall not exercise such rights or issue such instructions with respect to the Accounts pursuant to the preceding sentence unless an Event of Default (as such term is defined in the Guarantee and Security Agreement) shall have occurred and be continuing. Prior to the Effective Time, the Company and any other Authorized Person (as defined in the Custody Agreement) shall be entitled to give instructions pursuant to the Custody Agreement concerning the Accounts, without the prior or further consent of the Collateral Agent, provided that none of the Company nor any other Authorized Person may terminate the Accounts without the prior consent of the Collateral Agent. Further, until the Effective Time, the Company and any Authorized Person, to the extent permitted by the Custody Agreement, may operate and transact business through the Accounts in its normal fashion, including making trades and investments with funds in the Accounts, directing funds to be paid in settlement of trades and investments, making withdrawals from the Accounts (including the principal amount thereof), making periodic advisory and service fee payments from the Accounts, making withdraws, payments, transfers, and taking all other actions with respect to the Accounts or entitlement orders or instructions with respect thereto without the prior consent of the Collateral Agent and all in accordance with the terms of the Custody Agreement, provided that none of the Company nor any Authorized Person may terminate the Accounts without the prior consent of the Collateral Agent. From and after the Effective Time, none of the Company nor any other Authorized Person shall have the right or ability to access or receive or withdraw or transfer financial assets from, or to give other instructions concerning, the Accounts until such time as the Collateral Agent shall have notified the Custodian in writing of the withdrawal of a Sole Control Notice and instructed the Custodian to resume honoring instructions which the Company or any Authorized Person is entitled to give under the Custody Agreement. To the extent any Account is a deposit account, the Custodian as a bank further agrees to comply with instructions originated by the Collateral Agent directing disposition of the funds in any deposit account without further consent of the Company.

For purposes hereof, the “Effective Time” shall be the opening of business on the second Business Day next succeeding the Business Day on which a notice purporting to be signed by the Collateral Agent in substantially the same form of Exhibit C, attached hereto, with a copy of this Agreement attached thereto (a “Sole Control Notice”), is actually received by a Trust Officer of the Custodian at the addresses identified in Exhibit A or at such other address provided in writing by the Custodian to the Collateral Agent and the Company; provided that if any such notice is so received after 12:00 noon, New York City time, on any Business Day, the “Effective Time” shall be the opening of business on the third Business Day next succeeding the Business Day on which such receipt occurs. Notwithstanding the foregoing: (i) all transactions involving or resulting in a transaction involving the Accounts duly commenced by the Custodian or any affiliate prior to the Effective Time and so consummated or processed thereafter shall be deemed not to constitute a violation of this Agreement; and (ii) the Custodian and/or any affiliate may (at its discretion and without any obligation to do so) (x) cease honoring the Company’s or any other Authorized Person’s instructions and/or commence honoring solely the Collateral Agent’s instructions concerning the Accounts at any time or from time to time after it becomes aware that the Collateral Agent has sent to it a Sole Control Notice but prior to the Effective Time therefor (including without limitation halting, reversing or redirecting any transaction referred to in the foregoing clause (i)), or (y) deem a Sole Control Notice to be received by it for purposes of the foregoing paragraph prior to the specified individual’s actual receipt if otherwise actually received by the Custodian (or if such Sole Control Notice contains minor mistakes or other irregularities but otherwise substantially complies with the form attached hereto as Exhibit C or does not attach an appropriate copy of this Agreement), with no liability whatsoever to the Company or any other party for doing so.

As used in the preceding paragraph, “Trust Officer” means any officer of the Custodian authorized to act for and on behalf of the Custodian, including any vice president, assistant vice president or any other officer of the Custodian responsible for the administration of the Custody Agreement.

4.            Effect upon Custody Agreement. This Agreement supplements, rather than replaces, the Custody Agreement, which will continue to apply to the Accounts and the Custodial Services, and the respective rights, powers, duties, obligations, liabilities and responsibilities of the parties thereto and hereto, to the extent not expressly conflicting with the provisions of this Agreement (however, in the event of any such conflict, the provisions of this Agreement shall control). Prior to issuing any instructions (including instructions sent via unsecured email, facsimile transmission or other similar unsecured electronic methods), on or after the Effective Time, the Collateral Agent shall provide the Custodian with such standard account documentation as the Custodian may reasonably request to establish the identity and authority of the individuals issuing instructions on behalf of the Collateral Agent. The Collateral Agent may request the Custodian to provide other services (including, without limitation, transfers pursuant to standing instructions) with respect to the Accounts on or after the Effective Time, provided, that if such services are not authorized or otherwise covered under the Custody Agreement, the Custodian’s decision to provide any such services shall be made in its sole discretion (including without limitation being subject to the Company and/or the Collateral Agent executing any such documentation pertaining to such services or other documentation as the Custodian may require in connection therewith). In acting or refraining from acting hereunder, the Custodian shall be afforded all of the rights, reliances, protections, indemnities and immunities afforded to the Custodian under the Custody Agreement. The Custodian shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement, the Custody Agreement and the related transaction documents to which it is a party and no covenants or obligations shall be implied in this Agreement against the Custodian. If any person elects to give the Custodian email or facsimile instructions (or instructions by a similar electronic method) pursuant to this Agreement and the Custodian in its discretion elects to act upon such instructions, the Custodian’s reasonable understanding of such instructions shall be deemed controlling. The Custodian shall not be liable for any losses, costs or expenses arising directly or indirectly from the Custodian’s reliance upon and compliance with such instructions notwithstanding such instructions conflicting with or being inconsistent with a subsequent written instruction. Any person providing instructions or directions via email, facsimile or other electronic method agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Custodian, including without limitation the risk of the Custodian acting on unauthorized instructions, and the risk of interception and misuse by third parties (except, in each case, to the extent due to the Custodian’s bad faith, willful misconduct or gross negligence, as applicable).

5.            Representations, Warranties and Covenants of Custodian. The Custodian represents and warrants to and agrees with the Collateral Agent as follows:

(i)           The Accounts will be maintained in the manner set forth in the Custody Agreement, subject to the provisions hereof until termination of this Agreement, and the Custodian will not change the name or account number of the Accounts without prior notice to the Collateral Agent.

(ii)          Except for the Custody Agreement, the Custodian has not entered into, and until the termination of this Agreement will not enter into, (x) any other agreement pursuant to which it agrees to comply with instructions with respect to the Accounts, or (y) any other agreement purporting to limit or condition the obligation of the Custodian to comply with instructions originated by the Collateral Agent as set forth in paragraph 3 above.

(iii)         The Custodian has no knowledge of any claim to or interest in the Accounts, other than the interests therein of the Collateral Agent and the Company. If the Custodian is notified by any person or entity that such person or entity asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against the Accounts, the Custodian will notify the Collateral Agent and the Company promptly thereof.

(iv)         The Custodian will, concurrently with the delivery thereof to the Company as set forth in the Custody Agreement, provide the Collateral Agent copies of statements (if any) relating to the Accounts, and such other statements as the Collateral Agent may from time to time reasonably request be delivered to it.

6.            No Offset, Etc. The Custodian hereby acknowledges the security interest in the Accounts granted to the Collateral Agent by the Company. The Custodian hereby waives and releases any right of offset, banker’s lien, security interest or other like right against the Accounts for so long as this Agreement is in effect except, in the case of the Accounts, with respect to (i) returned or charged-back items, (ii) reversals or cancellations of payment orders and other electronic fund transfers, (iii) the Custodian’s charges, fees and expenses with respect to the Accounts or the services provided hereunder or under the Custody Agreement or (iv) overdrafts in the Accounts.

7.            No Implied Duties or Responsibilities. Notwithstanding anything to the contrary in this Agreement: (i) the Custodian shall have only the duties and responsibilities with respect to the matters set forth herein as is expressly set forth in writing herein and shall not be deemed to be an agent, bailee or fiduciary for any party hereto except to the extent that the Custodian shall be an agent for purposes of perfection as set forth in paragraph 3 hereto; (ii) the Custodian shall be fully protected in acting or refraining from acting in good faith without investigation on any notice (including without limitation a Sole Control Notice), instruction or request purportedly furnished to it by the Company or the Collateral Agent in accordance with the terms hereof, in which case the parties hereto agree that the Custodian has no duty to make any further inquiry whatsoever; (iii) it is hereby acknowledged and agreed that the Custodian shall have no knowledge of (and is not required to know) the terms and provisions of the Senior Credit Agreement or the Guarantee and Security Agreement or any other related documentation or whether any actions by the Collateral Agent (including without limitation the sending of a Sole Control Notice), the Company or any other person or entity are permitted or a breach thereunder or consistent or inconsistent therewith, (iv) the Custodian may conclusively rely on any notice (including, without limitation, a Sole Control Notice), direction, certificate or other document (including, without limitation, facsimile or other electronically transmitted instructions, documents or information) furnished to it hereunder by the Collateral Agent; (v) the Custodian shall not be liable to any party hereto or any other person for any action or failure to act under or in connection with this Agreement except to the extent such conduct constitutes its own willful misconduct or gross negligence in breach of its obligations under this Agreement (and to the maximum extent permitted by law, shall under no circumstances be liable for any incidental, indirect, special, consequential or punitive damages); and (vi) the Custodian shall not be liable for losses or delays caused by force majeure, interruption or malfunction of computer, transmission or communications facilities, labor difficulties, court order or decree, the commencement of bankruptcy or other similar proceedings or other matters beyond the Custodian’s reasonable control.

8.           Indemnification of Custodian. The Company hereby agrees to indemnify, defend and save harmless the Custodian and its directors, officers, employees and agents against any liabilities, obligations, losses, damages, actions, judgments, suits, and reasonable costs and expenses (including reasonable attorneys’ fees and expenses) (“Losses”) incurred in connection with this Agreement or the Accounts (except to the extent due to the Custodian’s bad faith, willful misconduct or gross negligence, as applicable) or any interpleader proceeding relating thereto or incurred at the Company’s or Collateral Agent’s direction or instruction.

Without limiting the foregoing, after the occurrence of the Effective Time, the Collateral Agent agrees to indemnify and hold harmless the Custodian and its directors, officers, employees and agents, from and against any and all Losses incurred as a result of the Collateral Agent’s direction or instruction in connection with this Agreement or the Accounts (except to the extent due to the Custodian’s bad faith, willful misconduct or gross negligence); provided, that such Losses shall not have been reimbursed by the Company.

9.            Termination. The rights and powers granted herein to the Collateral Agent have been granted in order to perfect its security interests in the Accounts, are powers coupled with an interest and are not intended to be affected by the bankruptcy of the Company or the lapse of time. The Custodian may terminate this Agreement in its discretion upon the sending of at least sixty (60) days’ advance written notice to the other parties hereto; provided, however, that any Accounts which have not been released by the Collateral Agent at or prior to the time of termination shall be transferred to a successor custodian designated by the Company and acceptable to the Collateral Agent. If no successor custodian is named by the Company or Collateral Agent, the Custodian may apply to a court of competent jurisdiction for appointment of a successor. Any other termination or any amendment or waiver of this Agreement shall be effected solely by an instrument in writing executed by all the parties hereto. The provisions of paragraphs 7 and 8 above shall survive any such termination.

10.           [Reserved].

11.          Securities Intermediary’s and the Bank’s Jurisdiction. The parties agree that the securities intermediary’s jurisdiction (within the meaning of Article 8 of the UCC) with respect to the Accounts and of the transactions contemplated hereby is the State of New York. To the extent that any “Cash Account” is a deposit account, the Custodian agrees that it is acting as a “bank” as defined in Section 9-102 of the UCC with respect to the Cash Accounts. The parties hereto further agree that the bank’s jurisdiction, within the meaning of Section 9-304(b) of the UCC, is the State of New York.

12.          No Amendments to Custody Agreement. Other than ministerial or clerical changes or modifications that will not affect the rights of the Collateral Agent hereunder or under the Senior Credit Agreement or the Guarantee and Security Agreement, the Company covenants that it will not enter into any amendments to the Custody Agreement without the prior written consent of the Collateral Agent, which will not be unreasonably delayed, withheld or conditioned. The Company shall promptly provide the Collateral Agent with all modifications to the Custody Agreement.

13.          Miscellaneous. This Agreement: (i) may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument; (ii) shall become effective when counterparts hereof have been signed and delivered by the parties hereto; and (iii) shall be governed by and construed in accordance with the law of the State of New York. All parties hereby waive all rights to a trial by jury in any action or proceeding relating to the Accounts or this Agreement. All notices under this Agreement shall be in writing and sent (including via facsimile transmission) to the parties hereto at their respective addresses or fax numbers set forth below in Exhibit A (or to such other address or fax number as any such party shall designate in writing to the other parties from time to time). No amendment or modification of this Agreement or waiver of any right hereunder shall be binding on any party hereto unless it is in writing and is signed by all parties hereto. Unless the context requires otherwise any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, renewed or otherwise modified (subject to any restrictions on such amendments, supplements, renewals or modifications set forth herein).

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

COMPANY:

CAPITAL SOUTHWEST CORPORATION

By:	/s/ Michael S. Sarner
Name: Michael S. Sarner
Title: Chief Financial Officer

COLLATERAL AGENT

ING CAPITAL LLC

By:	/s/ Patrick Frisch
Name: Patrick Frisch
Title: Managing Director

By:	/s/ Grace Fu
Name: Grace Fu
Title: Director

[Signature Page to the Custody Control Agreement]

CUSTODIAN:

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Elaine P. Mah
Name:Elaine P. Mah
Title:Senior Vice President

[Signature Page to the Custody Control Agreement]

EXHIBIT A

ADDRESS FOR NOTICES

Company

Capital Southwest Corporation

Lincoln Center Tower

5400 LBJ Freeway, Suite 1300

Dallas, TX 75240

Attention: Michael Sarner

Telephone: 214-884-3829

Facsimile: 214-238-5701

E-Mail: msarner@capitalsouthwest.com

with a copy to (which shall not constitute notice):

Thompson & Knight LLP

333 Clay St., Suite 3300

Houston, TX

Attention: Cassandra G. Mott

Telephone: (713) 951-5803

Facsimile: (832) 397-801

Email: cassandra.mott@tklaw.com

Collateral Agent

ING Capital LLC

1325 Avenue of the Americas

New York, New York 10019

Attention: Grace Fu

Telephone: (646) 424-7213

Facsimile: (646) 424-6919

E-Mail: grace.fu@ing.com

with a copy, which shall not constitute notice, to:

Dechert LLP

1095 Avenue of the Americas

New York, New York 10036

Attention: Jay R. Alicandri, Esq.

Telephone: (212) 698-3800

Facsimile: (212) 698-3599

E-Mail: jay.alicandri@dechert.com

Custodian

U.S. Bank National Association

U.S. Bank Global Corporate Trust Services

8 Greenway Plaza, Suite 1100

Houston, Texas 77046

Ref: ING Capital LLC-Capital Southwest Corporation

Attention: Myrtala Calvillo

Telephone: (713) 212-3713

Email: myrtala.calvillo@usbank.com

EXHIBIT C

[to be placed on Collateral Agent letterhead]

CUSTODY CONTROL AGREEMENT

SOLE CONTROL NOTICE

______________, _____

U.S. Bank National Association

8 Greenway Plaza, Suite 1100

Houston, Texas 77046

Ref: ING Capital LLC-Capital Southwest Corporation

Attention: Myrtala Calvillo

Telephone: (713) 212-3713

Email: myrtala.calvillo@usbank.com

Re:	CUSTODY CONTROL AGREEMENT dated as of August 30, 2016 (the “Agreement”), by and among CAPITAL SOUTHWEST CORPORATION (the “Company”), ING CAPITAL LLC, as collateral agent (in such capacity, the “Collateral Agent”), and U.S. BANK NATIONAL ASSOCIATION, as custodian (in such capacity, the “Custodian”)

Ladies and Gentlemen:

This constitutes a Sole Control Notice as referred to in paragraph 3 of the Agreement, a copy of which is attached hereto.

ING CAPITAL LLC, as Collateral Agent

By:
Name:
Title: